LIMITED LIABILITY COMPANY AGREEMENT
OF
CVG INVESTMENT LLC

     This is a Limited Liability Company Agreement dated November 2, 2001 among the persons listed on Exhibit A, as it may be amended from time to time, and CVG Investment LLC (the “Company”), a Delaware limited liability company.

ARTICLE 1
DEFINITIONS

     1.1 Definitions. For the purposes of this Agreement:

     “Act” means the Delaware Limited Liability Company Act, as in effect from time to time, or any successor law.

     “affiliate” means, with respect to any person, (i) any other person that directly or indirectly, controls, is controlled by, or is under common control with, such person, or (ii) is a partner or member of such person. With respect to TCF III or GVI, the term “affiliate” includes Three Cities Research, Inc. and any investment fund or other person to which Three Cities Research, Inc. acts as the principal investment advisor or manager and with respect to Thayer or Malek, the term “affiliate” includes Thayer Management and any investment fund to which Thayer Management (or any entity included in Thayer Management) acts as the principal investment advisor or manager.

     “Agreement” means this Limited Liability Company Agreement, as it may be amended from time to time.

     “Board” means the Board of Directors of the Company.

     “Capital Account” means the capital account of a Member maintained as required by Paragraph 3.7.

     “Capital Contribution” means cash or other property transferred to the Company in payment for Units or as a capital contribution without purchasing Units.

     “Capital Contribution Agreement” means a Capital Contribution Agreement dated the same date as this Agreement among the Company, TCF III, GVI and Thayer.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

     “Company” means CVG Investment LLC.

     “Company Purchase Option” has the meaning set forth in Paragraph 7.3

     “CVG” means Classic Vacation Group, Inc., a New York corporation.

     “Director” means a member of the Board.

     “Dissolution Events” has the meaning set forth in Paragraph 12.1.

     “Distributable Cash” means, at a date, (i) the Company’s cash and cash equivalents (other than cash or cash equivalents which the Company is restricted by agreements from using other than for specified purposes), minus (ii) any reserves approved by the Board to ensure that the Company and its subsidiaries will have adequate funds (after taking account of borrowing availability under credit facilities) to enable them to meet their reasonably expected cash needs.

     “Fiscal Quarter” means the first, second, third or fourth three-month period in a Fiscal Year.

     “Fiscal Year” means, until the Board determines otherwise, a one-year period (or shorter period beginning on the date the Company is formed) ending on a December 31.

     “GAAP” means generally accepted United States accounting principles as in effect from time to time.

     “GVI” means GV Investment LLC, a Delaware limited liability company.

     “Initial Capital Contribution” means the cash paid or property transferred to the Company by a Member as the consideration for the Member’s initial purchase of Units. The amount of the Initial Capital Contribution for each Member will be as set forth on Schedule I.

     “Member” means a person who becomes a member of the Company as provided in Article X.

     “Member Purchase Option” has the meaning set forth in Paragraph 7.3.

     “Net Income” or “Net Loss” means the consolidated net income or net loss of the Company and its subsidiaries for a period, calculated in accordance with GAAP.

     “Note Purchase Agreement” means a Note Purchase Agreement dated the same date as this Agreement between CVG and the Company.

     “Notice of Exercise” has the meaning set forth in Paragraph 7.3(d).

     “Officer” means the President, any Vice President, the Secretary, and the Treasurer of the Company, and any other officer of the Company elected as provided in Article 6.

     “Permitted TCR Transferee” means (i) TCF III, (ii) any private investment fund for which Three Cities Research, Inc. or a person directly or indirectly wholly owned by it acts as sole general partner, sole manager or sole managing member, or to which Three Cities Research, Inc. is the principal person responsible for providing investment management services, (iii) any person that co-invests in all or substantially all the investments made by any of the persons described in clause (i) or (ii), (iv) any alternative investment vehicle formed in accordance with the provisions of the governing agreement of any person described in clause (i) or (ii), and (v) any person that is wholly owned by one or more persons described in clause (i), (ii) or (iv), and

(vi) any person who on the date of this Agreement is a member of or partner in any person described in clause (i), (ii), (iii), (iv) or (v).

     “Permitted Thayer Transferee” means (i) any of the persons that comprise the Thayer Group or Thayer Management, and (ii) any person who on the date of this Agreement is a member of or partner in any of the persons that comprise the Thayer Group or Thayer Management.

     “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government body.

     “Pre-Tax Income” means the consolidated net income (loss) of the Company and its subsidiaries before provision for (benefit of) income taxes and the cumulative effect of changes in accounting principles for a period calculated in accordance with GAAP.

     “Proposed Transfer Notice” has the meaning set forth in Paragraph 7.3.

     “Publicly Traded” means, as to the Units, that Units (i) have been sold in an underwritten transaction registered under the Securities Act of 1933, as amended, (ii) are listed on a national stock exchange in the United States, or (iii) are quoted on an automated quotation system in the United States (other than one available only to qualified institutional buyers).

     “Purchase Option” has the meaning set forth in Paragraph 7.3.

     “Regulations” means the income tax regulations promulgated under the Code, as those regulations may be amended from time to time (including temporary Regulations).

     “Senior Subordinated Notes” means CVG’s 7.5% Convertible Senior Subordinated Notes due 2006 or 7.5% Exchangeable Senior Subordinated Notes due 2006 which are issued (i) under the Note Purchase Agreement, (ii) in exchange for, or upon transfer or partial conversion of, Senior Subordinated Notes, or (iii) as interest on Senior Subordinated Notes.

     “Taxable Income” or “Tax Loss” means for a Fiscal Year, a Fiscal Quarter or another period, an amount equal to the income or loss of the Company for that Fiscal Year, Fiscal Quarter or other period, determined in the manner in which income or loss is determined for Federal income tax purposes, including Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required under Section 703(a)(1) of the Code to be stated separately will be included in Taxable Income or Tax Loss).

     “Tax Matters Member” has the meaning set forth in Paragraph 11.2.

     “TCF III” means Three Cities Fund III, L.P., a Delaware limited partnership.

     “Thayer” means Thayer Equity Investors III, L.P., a Delaware limited partnership.

     “Thayer Group” means (i) Thayer, (ii) any private investment fund for which Thayer Management acts as sole general partner, sole manager or sole managing member, or to which Thayer Management is the principal person responsible for providing investment services, (iii) any person owned by employees of Thayer Management or its affiliates that co-invests with a person described in clause (i) or (ii), (iv) any alternative investment vehicle formed in accordance with the provisions of the governing agreement of any person described in clause (i) or (ii), and (v) any person that is wholly owned by one or more persons described in clause (i), (ii).or (iv).

     “Thayer Management” means any of (i) TC Equity Partners, L.L.C., a Delaware limited liability company, (ii) TC Management Partners, L.L.C., a Delaware limited liability company, (iii) TC Equity Partners IV, L.L.C., a Delaware limited liability company, (iv) any person that is owned by, or is under common control with, any of the persons named in clause (i), (ii) or (iii), and (v) the successor to any person described in clause (i), (ii), (iii) or (iv).

     “Total Revenues” means consolidated revenues of the Company and its subsidiaries for a period calculated in the same manner in which they are calculated in determining Net Income for that period.

     “Transferring Member” has the meaning set forth in Paragraph 7.3.

     “UBTI” means unrelated taxable business income as described in Sections 511 through 514 of the Code and the Regulations under those sections.

     “Unit” means a unit of equity ownership of the Company.

     Other terms which are defined in this Agreement will have the meanings given to them where they are defined. Accounting terms which are defined under GAAP will, unless they are specifically defined in another manner in this Agreement, have the meanings given to them under GAAP from time to time.

ARTICLE 2
ORGANIZATION

     2.1 Name of the Company. The name of the Company is CVG Investment LLC.

     2.2 Registered Office and Agent. The registered office of the Company in the State of Delaware, and its registered agent for service of process in that State, will be as set forth in the Certificate of Formation of the Company, as it is initially filed with the Secretary of State of Delaware, and as it may be amended from time to time.

     2.3 Offices. The Company may have offices and places of business at such locations, whether within or outside of the State of Delaware, as the Board may from time to time determine or the business of the Company may require.

     2.4 Purposes. The purpose of the Company will be to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

     2.5 Term. The existence of the Company will continue in perpetuity until it is dissolved as provided in Article 12.

ARTICLE 3
UNITS AND MATTERS REGARDING MEMBERS

     3.1 Authorization to Issue Units. The Company will be authorized to issue an unlimited number of Units.

     3.2 Sales of Units. The Company may sell Units for such consideration as is approved by the Board in particular instances. The consideration may be cash, non-cash assets, services or any other form of consideration which would be lawful consideration for the issuance of stock by a corporation incorporated in Delaware. The consideration paid by a Member to the Company for Units will constitute a Capital Contribution by the Member to the Company.

     3.3 Rights and Preferences of Units. Each Unit will be identical with each other Unit in all respects (including, but not limited to, with regard to the rights of Members to receive distributions from time to time, to receive distributions on liquidation of the Company and to vote).

     3.4 Members’ Meetings.

     3.4.1 An annual meeting of Members will be held on the first Monday of May in each year, or if that is a legal holiday in the place where the Company has its principal office, on the next following business day in that place.

     3.4.2 Special meetings of Members may be called at any time for any purpose by Members holding at least 10% of the outstanding Units, or by the President or the Secretary of the Company.

     3.4.3 Notice of each meeting of the Members, stating the date, time and place of the meeting and the matters to be voted upon at it, must be given not less than 10 nor more than 60 days before the date of the meeting to each Member entitled to vote at the meeting. However, a Member may waive notice of a meeting by a written document signed before or after the meeting, and a Member who is present at a meeting (other than solely for the purpose, stated at the beginning of the meeting, of objecting to lack of notice) will be deemed to have waived notice of the meeting.

     3.5 Voting by Members.

     3.5.1 Each Member entitled to vote at a meeting will be entitled to one vote for each Unit registered in the Member’s name on the books of the Company on the date selected for determining the Members entitled to vote at the meeting. At any meeting of Members, each Member who has the right to vote may vote in person or by proxy.

     3.5.2 The presence in person or by proxy of holders of a majority of the Units entitled to vote at a meeting will be necessary, and will constitute a quorum, for the transaction of business at the meeting.

     3.5.3 Whenever the vote of Members at a meeting is required or permitted in connection with any action by the Company, the meeting and vote may be dispensed with if the action is consented to in writing by Members having at least the minimum number of votes which would be required to authorize the action at a meeting at which the holders of all Units entitled to vote are present and vote.

     3.5.4 Directors will be selected as provided in Paragraph 5.3. Except as otherwise provided in Paragraph 3.5.5 or elsewhere in this Agreement, any other matter presented to the Members will be determined by the vote of a majority of the Units which are outstanding at the time.

     3.5.5 The Company will not, and to the extent (but only to the extent) specified below the Company will not permit its subsidiaries (including CVG and its subsidiaries during such, if any, period as the Company owns a majority in voting power of the stock of CVG) to, make any of the following decisions or take any of the following actions without the affirmative vote of holders of at least 90% of the outstanding Units:

          a.     A decision not to make distributions to holders of Units with regard to a Fiscal Year which are equal at least to the lesser of (i) 40% of the Company’s taxable income in that Fiscal Year or (ii) 100% of the Company’s Distributable Cash at the end of that Fiscal Year.

          b.     An amendment of this Agreement.

          c.     A change in the number of Directors who will constitute the entire Board.

          d.     A merger or consolidation of the Company with any other person.

          e.     A sale of assets of the Company or any subsidiary (including CVG or any of its subsidiaries), other than a sale in accordance with Paragraph 8.1, in a single transaction or a series of related transactions which constitute 25% or more of the total assets of the Company and its subsidiaries taken as a whole at the end of the most recently ended Fiscal Year, as reflected on the books of the Company and its subsidiaries, except sales of products in the ordinary course of business.

          f.     A decision by the Company to file a registration statement under the Securities Act of 1933, as amended.

          g.     The cessation by the Company and its subsidiaries taken as a whole (whether by sale of a business, termination of a business or otherwise) of all or substantially all their activities.

          h.     The commencement by the Company of a proceeding seeking relief as a debtor under the Bankruptcy Code or any state insolvency law or similar law, the application by the Company for the appointment of a receiver, trustee, custodian or similar fiduciary for a substantial portion of the assets of the Company, or the consent by the Company to any petition or application seeking similar relief which is filed against the Company.

          i.     A transaction between the Company or a subsidiary (including CVG or a subsidiary of CVG) and a Member or an affiliate of a Member, other than (i) a transaction between CVG and wholly owned subsidiaries of CVG, or between wholly owned subsidiaries of CVG, (ii) the employment relationship between CVG or a subsidiary and any Member who is an individual employed by CVG or a subsidiary, (iii) a transaction contemplated by the Capital Contribution Agreement or contemplated by or described in the Note Purchase Agreement, (iv) a sale of Units which is subject to Paragraph 10.3 or (v) a sale of CVG Securities which is subject to Paragraph 10.4.

          j. The payment by the Company or a subsidiary (including CVG or a subsidiary of CVG) of a fee or other compensation to a Member, an affiliate of a Member or an employee or service partner of a Member or its affiliate, other than compensation as an employee paid to a Member who is an individual and is employed by CVG or a subsidiary, unless all Members receive similar fees or other compensation in amounts which are proportionate as to all the Members to the respective numbers of Units they own.

          k.     The Company’s issuing Units or other equity interests in the Company, or options or rights to acquire Units or other equity interests in the Company, other than (i) Units issued (x) for cash or in exchange for shares of CVG, (y) to obtain funds which the Company will provide to CVG (whether through a purchase of equity securities, as a contribution to capital, as a loan, or otherwise) or which the Company will use to pay the Company’s expenses, and (z) for not less than the fair value of the Units, as reasonably determined by the Board, (ii) Units issued as contemplated by the Capital Contribution Agreement, or (iii) up to 300,000 Units issued to employees of CVG or its subsidiaries for not less than $1 per Unit.

          l.     The Company’s engaging in any activities other than owning equity or debt securities of CVG, activities relating to the acquisition, holding (including servicing) or disposition of those securities, and other activities relating to CVG and its subsidiaries that do not involve the Company’s making investments in persons other than CVG.

          m.     The dissolution of the Company.

          n.     A recapitalization or reorganization of the Company or other transaction affecting the form of the Company (including any reorganization into a corporation or other entity that is not treated as a partnership for tax purposes).

          o.     The Company’s agreeing to an amendment of Senior Subordinated Notes it holds (but not a waiver of covenants in the Senior Subordinated Notes).

          p.     The Company’s distributing, selling or otherwise transferring Senior Subordinated Notes unless the person to whom the Senior Subordinated Notes are transferred delivers to the Company before any Senior Subordinated Notes are transferred to the person a written agreement that (i) if the person acquires any shares of CVG stock through conversion of Senior Subordinated Notes or through exercise of warrants received as a result of prepayment of Senior Subordinated Notes, and the Company is sold in a transaction required by a Member as provided in Paragraph 8.1, if the transaction is a sale of the stock of CVG, the person will include all the shares of CVG stock the person holds in the sale for the same price per share, and on the same other terms, as those which apply to shares sold by the Company, and if the transaction is a sale of assets, a merger or other transaction which requires a vote of CVG’s shareholders, the person will vote in favor of the transaction, (ii) if the person acquires warrants to purchase shares of CVG stock which the person has not exercised, the person will agree to the cancellation of those warrants upon payment to the person with regard to each share of CVG stock issuable on exercise of the warrants of (x) the consideration per share of CVG stock being paid for CVG (whether in a share transaction or in an asset transaction), minus (y) the exercise price of the warrant, and (iii) the person will not transfer Senior Subordinated Notes, shares of CVG stock acquired through conversion of Senior Subordinated Notes or exercise of warrants issued upon prepayment of Senior Subordinated Notes, or warrants themselves, unless before the transfer the person to whom the Senior Subordinated Notes, shares of CVG stock or warrants are transferred delivers to the Company an agreement, which is for the benefit of the Company and is enforceable by the Company, to the same effect as set forth in clauses (a)(i), (ii) and (iii) of this subparagraph 3.5.5.p.

          q.     While any Senior Subordinated Notes are outstanding, the Company’s permitting CVG or any of its subsidiaries to (i) prepay, defease, or purchase, or otherwise acquire or retire for value (other than upon conversion into CVG common stock in accordance with the terms of the 9% Notes or as contemplated by Paragraph 7.2 of the Capital Contribution Agreement) any 9% Notes prior to their scheduled maturity, (ii) amend or otherwise modify the terms of any 9% Notes, or (iii) pay cash interest on any 9% Notes (other than as required by the terms of the 9% Notes).

          r.     The Company’s permitting CVG or any of its subsidiaries to borrow in a single transaction or series of related transactions a sum equal to 25% or more of the consolidated total assets of the Company and its subsidiaries at the time of the borrowing as reflected on the books of the Company and its subsidiaries, other than borrowings through issuance of Senior Subordinated Notes, or the entering into of any agreement providing for borrowings of that amount (except that if an agreement providing for borrowings is approved by the vote required by this Paragraph 3.5.5, the borrowings themselves need not be approved by the vote required by this Paragraph).

     3.6 Unit Register. The Company will maintain a Unit register in which it will record the names, addresses and taxpayer identification numbers of the owners of Units and the number of Units owned by each of them. Upon notification that Units have been transferred (or, if Units are represented by certificates, upon receipt of certificates representing Units with appropriate documents of assignment attached) and evidence satisfactory to the Company that the transfer was permitted by Article 7, the Company will record the transfer in the Unit register. The Company may for all purposes treat the person shown in the Unit register as the owner of Units as owner of those Units, even if the Company has notice that the Units have been transferred to another person. Any reference in this Agreement to information about Units or holders or owners of Units shown on the books of the Company will refer to information shown in the Unit register.

     3.7 Capital Accounts.

     3.7.1 The Company will maintain on its books a Capital Account for each Member in accordance with this Paragraph 3.7. Notwithstanding any other provision of this Agreement, Capital Accounts will be maintained in accordance with the Regulations implementing Code Section 704(b).

     3.7.2 A Member’s Capital Account will be increased by:

          a.     the Member’s Initial Capital Contribution and any additional Capital Contributions the Member may make from time to time;

          b.     the Taxable Income allocated to the Member in accordance with Paragraph 3.8; and

          c.     other amounts, to the extent required under Regulations Section 1.704-1(b)(2)(iv)(b).

     3.7.3 A Member’s Capital Account will be decreased by:

          a.     the amount of all distributions made with respect to Units held by the Member;

          b.     the Tax Losses allocated to the Member in accordance with Paragraph 3.8; and

          c.     other amounts, to the extent required under Regulations Section 1.704-1(b)(2)(iv)(b).

     3.7.4 If a contribution consists of tangible assets other than cash, the amount of the contribution will be the fair market value of the tangible assets when they are contributed, net of any liabilities secured by the tangible assets which the Company assumes or to which the tangible assets remain subject after they are contributed to the Company.

     3.7.5 If there is a distribution of property other than cash, the amount of the distribution will be the fair market value of the property when it is distributed, net of any liabilities secured by the property that the Member receiving it assumes or to which the property remains subject after it is distributed to the Member. Any gain or loss associated with property which is distributed will be allocated to all the Members’ Capital Accounts in accordance with Paragraph 3.8.

     3.7.6 Each time there is a Capital Contribution by a new or existing Member, and each time there is a distribution to a member (including a redemption of Units from a retiring Member), the Capital Accounts of all the Members will be adjusted to reflect the fair market value of the Company’s property, including goodwill and other intangible assets, at the time of the contribution or distribution. However, no asset of the Company may have a fair market value that is less than the amount of any non-recourse indebtedness to which the asset is subject. Each adjustment will reflect the manner in which the unrealized income, gain, loss, or deduction inherent in the Company’s assets (that has not already been reflected in the Capital Accounts) would be allocated among the Members if the Company disposed of all its assets for their fair market values on the date of the adjustment and any resulting income, gain, loss or deduction were allocated in accordance with Paragraph 3.8.

     3.7.7 Depreciation, depletion, amortization, and gain or loss, as computed for book purposes, will be allocated among the Members’ Capital Accounts in the manner provided in the Code and Regulations, determined so as to take account of the variation between the adjusted tax basis and book value of assets in the same manner as under Section 704(c) of the Code.

     3.8 Allocations of Taxable Income and Loss. Except as otherwise required by the Code, Taxable Income or Tax Loss for each Fiscal Year will be allocated among the Members in proportion to the respective numbers of Units held by them.

ARTICLE 4
DISTRIBUTIONS

     4.1 Making of Distributions. The Company will make distributions to holders of Units as determined by the Board. Repayment of indebtedness owed by the Company to a Member will not constitute a distribution to the Member.

     4.2 General Rule for Distributions. Each distribution will, to the fullest extent practicable, be made to all the Members in proportion to the respective numbers of Units each of them holds, except to the extent necessary to avoid creation of fractional shares. If any distribution consists of more than one type of asset, to the fullest extent possible, the distribution of each type of asset will be made to all the Members in proportion to the respective numbers of Units each of them holds.

ARTICLE 5
BOARD OF DIRECTORS

     5.1 Management by Members. The management of the Company is fully reserved to the Members, and the Company will not have “managers,” as that term is used in the Act. The powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be managed under the direction of, the Board.

     5.2 The Board. The number of Directors who will constitute the entire Board will be the number, not fewer than two nor more than twenty, which is determined by the Board from time to time. Until further action by the Board approved by the Members, that number will be five. As used in this Agreement, the term “entire Board” means the number of Directors the Company would have if there were no vacancies.

     5.3 Election of Directors. An election of Directors will be determined by a plurality of the votes cast.

     5.4 Voting Obligations

     5.4.1 At all times while Thayer owns at least 10% of the outstanding Units or while Thayer owns at least 50% of the Units which it acquires under the Capital Contribution Agreement, (a) each of the Members will vote all Units which he or it owns or otherwise has the power to vote, (i) so the number of Directors constituting the entire Board of Directors of the Company will be five directors (or, if Thayer owns less than 10% of the outstanding Units but owns at least 50% of the Units which it acquires under the Capital Contribution Agreement, so the number of Directors constituting the entire Board will not be less than the number of Directors Thayer has the right to nominate under this Paragraph and TCF III has the right to nominate under the applicable one of Paragraph 5.4.2 or 5.4.3, but without limit as to the maximum number of directors), and (ii) for the election to the Board of Directors of the Company of two directors nominated by Thayer, and (b) the Company will vote all the voting securities of CVG that it owns or otherwise has the power to vote for the election to the board of directors of CVG (and, if requested by Thayer, the boards of directors of any of its subsidiaries) of two directors nominated by Thayer. For purposes of this Paragraph 5.4.1, any Units owned by Permitted Thayer Transferees will be deemed to be owned by Thayer.

     5.4.2 At all times while TCF III and GVI own in total at least 40% of the outstanding Units, (a) each of the Members will vote all Units which he or it owns or otherwise has the power to vote (i) so the number of directors constituting the entire Board of Directors of the Company will be five directors, and (ii) for the election to the Board of Directors of the Company of three directors nominated by TCF III and (b) the Company will vote all the voting securities of CVG that it owns or otherwise has the power to vote for the election to a majority of the positions on the board of directors of CVG (and, if requested by TCF III, the boards of directors of any of its subsidiaries) of directors nominated by TCF III. For purposes of this Paragraph 5.4.2 and Paragraph 5.4.3, any Units owned by Permitted TCR Transferees will be deemed to be owned by TCR.

     5.4.3 At all times while TCF III and GVI own in total at least 10%, but less than 40%, of the outstanding Units and, except as to clause (a)(i), at all times while TCF III and GVI own in total at least 12.5% of the Units which they acquire under the Capital Contribution Agreement, (a) each of the Members will vote all Units which he or it owns or otherwise has the power to vote (i) so the number of directors constituting the entire Board of Directors of the Company will be five directors, and (ii) for the election to the Board of Directors of the Company of two directors nominated by TCF III and (b) the Company will vote all the voting securities of CVG that it owns or otherwise has the power to vote for the election to the board of directors of CVG

(and, if requested by TCF III, the boards of directors of any of its subsidiaries) of two directors nominated by TCF III

     5.4.4 Thayer, TCF III and GVI will each take all steps in its power (including voting all Units which it owns or otherwise has the power to vote) to prevent the removal (with or without cause) of any director of the Company nominated by Thayer or TCF III without the consent of whichever of Thayer or TCF III nominated that director, unless the one of Thayer or TCF III which nominated the director no longer is entitled to nominate directors. If the number of directors Thayer or TCF III is entitled to nominate is reduced, Thayer or TCF III, as the case may be, will designate one or more of its nominees for removal from the Board of Directors, and unless the designated director or directors resign, Thayer, TCF III and GVI will each take all steps in its power (including voting all Units it owns or otherwise has the power to vote) promptly to remove the designated director or directors.

     5.4.5 If a director of the Company nominated by Thayer or TCF III ceases to serve, Thayer, TCF III and GVI will each take all steps in its power (including voting all Units it owns or otherwise has the power to vote) to cause the resulting vacancy on the Board to be filled by a director nominated by whichever of Thayer or TCF III nominated the director who ceases to serve.

     5.4.6 If a director of CVG or a subsidiary nominated by Thayer or TCF III ceases to serve, the Company will take all steps in its power (including voting all shares it owns or otherwise has the power to vote) to cause the resulting vacancy on the board of CVG or its subsidiary to be filled by a director nominated by whichever of Thayer or TCI III nominated the director who ceases to serve.

     5.4.7 None of TCF III, GVI or Thayer will grant any proxies, enter into any agreements, or do any other things which will make it impossible for it to fulfill all its obligations under this Paragraph 5.4 with regard to all the Units it owns.

     5.4.8 The initial Directors will be J. William Uhrig, Jeanette Welsh, Shaun Collyer (each of whom is nominated by TCF III), Frederic V. Malek and Daniel Raskas (each of whom is nominated by Thayer).

     5.5 Meetings.

     5.5.1 Meetings of the Board may be called by the President, by the Secretary, or by any Director, on at least 48 hours notice to each Director.

     5.5.2 A majority of the Directors will constitute a quorum at a meeting of the Board, except that if a meeting has to be adjourned because of lack of a quorum, at an adjourned meeting held on at least five days’ notice to each Director, which specifies each matter to be voted upon at the meeting, one-third of the Directors will constitute a quorum.

     5.5.3 A Director participating in a meeting by conference telephone or similar communications equipment by which all persons present at the meeting can hear each other will be deemed present at the meeting and all acts taken by the Director during his or her participation will be deemed taken at the meeting.

     5.6 Voting.

     5.6.1 A majority of the votes cast by Directors with respect to a matter at a meeting at which a quorum is present will be the act of the Board.

     5.7 Action by Written Consent. Any action of the Board may be taken without a meeting if written consent to the action is signed by all the Directors.

     5.8 Committees. The Board may designate from among its members an Executive Committee and other committees, each consisting of at least two Directors. The Executive Committee will have all the authority of the Board, except as the Board provides. Other committees will have such authority as the Board grants to them. The Board will have the right at any time to remove and replace members of committees, to change the size of committees and to change the membership of committees (subject to the requirement in the first sentence of this Paragraph).

ARTICLE 6
OFFICERS

     6.1 Required and Permitted Officers. The Company will have a President, a Secretary and a Treasurer. The Board may also elect a Chairman of the Board, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President or a Senior Vice President), one or more Assistant Secretaries or Assistant Treasurers, and such other officers as it may from time to time deem advisable. The same person may hold two or more offices. No officer except the Chairman of the Board, if there is one, need be a Director.

     6.2 Election and Terms of Office. Each officer will be elected by the Board and will hold office for such term, if any, as the Board determines. Any officer may be removed at any time, either with or without cause, by the Board.

     6.3 Duties of Officers.

     6.3.1 The Chairman of the Board, if any, will preside at all meetings of the Board and the Members and will have any other duties which from time to time may be prescribed by the Board.

     6.3.2 The President will be the Chief Executive Officer of the Company, will report to the Board and will see to it that all directives of the Board are carried into effect. The President will preside at any meeting of the Board or the Members at which the Chairman of the Board is not present.

     6.3.3 The officers, other than the Chairman of the Board and the President, will have such powers and perform such duties, in each case subject to the control of the Board and the President, as generally pertain to their respective offices, as well as such powers and duties as from time to time may be prescribed by the Board.

ARTICLE 7
OPTIONS AND RIGHTS RELATING TO UNIT TRANSACTIONS

     7.1 Restrictions on Transfer. No Member may sell, transfer or grant a security interest in, or otherwise dispose of, (together “transfer”) any Units other than in accordance with this Article 7. Neither the Company nor any Member or affiliate of a Member may issue any security, swap or other derivative instrument the principal effect of which is to transfer substantially all the economic benefits of ownership of Units from a Member to another person, except that a Member will not be prohibited from issuing such a security, swap or other derivative instrument in a transaction (i).between one Permitted Thayer Transferee and another Permitted Thayer Transferee, or (ii) between one Permitted TCR Transferee and another Permitted TCR Transferee,

     7.2 Transfers not Subject to Article. No provision of this Article 7 will apply to (a) a transfer of Units by a Member to a wholly owned subsidiary of the Member, (b) a transfer of Units by TCF III or GVI to a Permitted TCR Transferee, (c) a transfer of Units by a Permitted TCR Transferee to another Permitted TCR Transferee, (d) a transfer of Units by Thayer to a Permitted Thayer Transferee, or (e) a transfer of Units by a Permitted Thayer Transferee to another Permitted Thayer Transferee, provided that in each case, the transferee of the Units agrees in writing to be bound by all the provisions of this Agreement to the same extent as the transferor and, if the transfer is a transfer to a subsidiary made under clause (a), the Member and the subsidiary agree in writing that if at any time the Member ceases to own directly or indirectly all the outstanding equity of the subsidiary, before that occurs, the subsidiary will transfer the Units it owns back to the Member. If while a Permitted TCR Transferee or a Permitted Thayer Transferee holds Units, it ceases to be a Permitted TCR Transferee or a Permitted Thayer Transferee, the event which caused it to cease being a Permitted TCR Transferee or a Permitted Thayer Transferee will be deemed to be a transfer of the Units it holds, subject to the provisions of Paragraphs 7.3 and 7.4.

     7.3 Rights of First Refusal.

     7.3.1 Until such, if any, time as the Units are Publicly Traded, before any Member transfers any Units to anyone, other than under the circumstances described in Paragraph 7.2 or Paragraph 7.5, the Member which proposes to transfer Units (a “Transferring Member”) will give the Company and each of the Members a notice (a “Proposed Transfer Notice”) which (i) describes in reasonable detail the proposed transfer, including the number of Units the Transferring Member proposes to transfer, and including, if the proposed transfer involves a sale, the proposed sale price and the other principal terms of the sale (ii) identifies the person or persons to whom the Units are proposed to be transferred and (iii) grants the Company an option (a “Company Purchase Option”), and grants each of the Members other than the Transferring Member an option (a “Member Purchase Option” and together with the related Company Purchase Option, a “Purchase Option”) to purchase all, but not less than all, the Units which are the subject of the Proposed Transfer Notice on the terms provided in Paragraph 7.3.2 or 7.3.3, except that there will be no Company Purchase Option (but, except as provided in Paragraph 7.2, there will be a Member Purchase Option) if the proposed transfer is to an affiliate of the Transferring Member.

     7.3.2 Each Company Purchase Option will be on the following terms:

          a.     The term of the Company Purchase Option will be 20 days after the day the Proposed Transfer Notice is given to the Company, except that if it is necessary that an expert determine the fair market value of non-cash consideration or the Fair Market Price of the Units which are the subject of the Proposed Transfer Notice in order to determine the exercise price of the Company Purchase Option, the term of the Company Purchase Option will be until the later of (i) the fifth day after the day on which a copy of the determination is delivered to the Company and to all the Members or (ii) the 20th day after the day the Proposed Transfer Notice is given to the Company.

          b.     The exercise price of the Company Purchase Option will be (A) if the proposed transfer is a sale for cash, the proposed sale price set forth in the Proposed Transfer Notice or (B) if the proposed transfer is a sale which includes consideration other than cash, the fair market value of the non-cash consideration to be paid for the Units which are the subject of the Company Purchase Option plus the amount of any cash included in the consideration, or (C) if the transfer does not involve a sale, the Fair Market Price of the Units which are the subject of the Company Purchase Option. For the purposes of this Agreement, the fair market value of non-cash consideration, and the “Fair Market Price” of Units, will be as agreed upon by all the Members or, if they are unable to agree, as determined by a firm selected jointly by the Company and the Transferring Member that is a member of the New York Stock Exchange. The fees and expenses of any expert will be borne equally by the Company and the Transferring Member.

          c.     The exercise price of the Company Purchase Option will be payable in cash.

          d.     The Company Purchase Option will be exercised by a notice of exercise (a “Notice of Exercise”) delivered to the Transferring Member before 5:00 p.m., New York City time, on the day the Company Purchase Option expires.

     7.3.3 Each Member Purchase Option will be on the following terms:

          a.     The Member Purchase Option will not become exercisable unless the related Company Purchase Option (if there is one) expires without being exercised.

          b.     The term of the Member Purchase Option will be 10 days after the day on which the related Company Purchase Option expires without being exercised (or if there is no Company Purchase Option, 20 days after the day the Proposed Transfer Notice is given to the Member).

          c.     The exercise price of the Member Purchase Option will be the same as the exercise price of the related Company Purchase Option (or, if there is no related Company Purchase Option, determined in the manner described above for determining the exercise price of a Company Purchase Option, with all the expenses of the expert being borne by the Transferring Member).

          d.     The exercise price of the Member Purchase Option will be payable in cash.

          e.     The Member Purchase Option will not be assignable.

          f.     The Member Purchase Option will be exercised by a Notice of Exercise delivered by the exercising Member to the Transferring Member before 5:00 p.m., New York City time, on the day the Member Purchase Option expires.

          g.     If the Member Purchase Option is exercised, it must be exercised as to all the Units to which it relates. If more than one Member exercises the Member Purchase Option, the exercising Members will purchase the Units which are the subject of the Member Purchase Option in proportion to the numbers of Units they already own.

     7.3.4 If a Purchase Option is exercised, the purchase of the Units which are the subject of the Purchase Option will take place at the principal office of the Company at 10:00 a.m., local time, on a date specified in the Notice of Exercise, which is not less than 10 (or, as to a Company Purchase Option, not less than 20) nor more than 30 days after the Notice of Exercise is given, or at such other time and place as may be agreed upon between the Company (as to a Company Purchase Option) or the exercising Member or Members (as to a Member Purchase Option) and the Transferring Member.

     7.3.5 If a Proposed Transfer Notice is given and neither the Company Purchase Option (if there is one) nor the Member Purchase Option granted in the Proposed Transfer Notice is exercised, or the Company or a Member exercises a Purchase Option but fails to pay for the Units which are the subject of the Purchase Option on the date for the purchase specified in the Notice of Exercise, the Transferring Member may sell or otherwise transfer the Units which were the subject of the Proposed Transfer Notice (i) within 120 days after the Purchase Option expires, or if the Purchase Option is exercised, but the Company or the exercising Member fails to pay for the Units which are the subject of the Purchase Option, within 90 days after the date for the purchase specified in the Notice of Exercise, (ii) to the person or persons specified in the Proposed Transfer Notice, and (iii) for consideration and on terms which are not more favorable to the purchaser than those set forth in the Proposed Transfer Notice. Nothing in this subparagraph will relieve the Company or any Member which exercises a Purchase Option from any liability it may have because of its failure to pay for Units as to which it has given a Notice of Exercise.

     7.4 Tag Along Right.

     7.4.1 If (i) a Transferring Member proposes to transfer Units that, together with all the Units the Transferring Member has previously transferred, total more than 10% of the outstanding Units, in addition to granting a Company Purchase Option and a Member Purchase Option as required by Paragraph 7.3, the Transferring Member will offer each other Member the right (a “Tag Along Right”) to have the other Member’s Units included in the Units which are sold, if the sale is other than through exercise of a Purchase Option. If a Transferring Member is required to grant a Tag Along Right with regard to a proposed transfer of Units, the Transferring Member will state in the Proposed Transfer Notice that the other Members will have a Tag Along Right and, either in the Proposed Transfer Notice or in a separate notice given to the Members who have the Tag Along Right at least thirty days before the Member transfers the Units (other than upon exercise of a Purchase Option), the Transferring Member will inform each Member who has a Tag Along Right of the terms of the proposed sale and the date on which it is expected to take place.

     7.4.2 In order to exercise a Tag Along Right, a Member must notify the Transferring Member within ten days after the Transferring Member notifies the other Member of the terms of the proposed sale, that the other Member wants to exercise the Tag Along Right.

     7.4.3 If one or more Members exercises a Tag Along Right, but the purchaser of the Units is not willing to purchase all the Units which the Transferring Member proposes to sell and all the Units as to which the Tag Along Right is exercised, the number of Units being sold by the Transferring Member and by each of the Members who exercises the Tag Along Right will be reduced proportionately so that the total number of Units being sold will be the maximum number of Units the purchaser is willing to purchase (but not less than the number of Units the Transferring Member proposed to transfer, as described in the Proposed Transfer Notice).

     7.4.4 A Member who exercises a Tag Along Right will, at the request of the Transferring Member, execute a purchase agreement and other documents which are requested by the purchaser which are substantially identical with the purchase agreement and other documents executed by the Transferring Member, and a Member who exercises a Tag Along Right will cooperate in all other respects to cause the sale of the Transferring Member’s Units and the Units being sold by the Members who exercise Tag Along Rights to be completed without delay.

     7.4.5 If the Company exercises a Company Purchase Option, at the same time the Company delivers the notice of exercise to the Transferring Member, the Company will send a notice to each Member, other than the Transferring Member whose Units the Company is purchasing by exercising the Company Purchase Option, in which the Company informs the Member that the Company has exercised the Company Purchase Option, describes in reasonable detail the terms on which the Company is purchasing Units by exercising the Company Purchase Option, and grants the Member the option (a “Tag Along Company Option”) to sell to the Company, on the same terms as those on which the Company is purchasing Units by exercising the Company Purchase Option, a number of Units which is the same percentage of all the Units the Member owns that the number of Units the Company is purchasing by exercising the Company Purchase Option is of all the Units that the Transferring Member owns when the Company exercises the Company Purchase Option. A Member will exercise a Tag Along Company Option by a notice given to the Company not more than 10 days after the day on which the Company exercises the Company Purchase Option, and the Company will purchase and pay for the Units as to which Tag Along Company Options are exercised at the same time the Company purchases the Units as to which it exercised the Company Purchase Option.

     7.5 Take Along Right.

     7.5.1 Subject to Paragraph 7.5.5, if a Transferring Member, or several Transferring Members acting together, (a) until April 30, 2003, who hold more than 50% of the outstanding Units or (b) after April 30, 2003, who (i) hold more than 10% of the outstanding Units or (ii) are Thayer and Permitted Thayer Transferees and they together hold more than 50% of the Units which Thayer acquires under the Capital Contribution Agreement, or (iii) are TCF III, GVI and Permitted TCR Transferees and they together hold more than 12.5% of the Units which TCF III and GVI together acquire under the Capital Contribution Agreement, propose a transaction (a “Take Along Sale”) in which all the outstanding Units would be sold to persons who are not Members or affiliates of Members, for a sale price per Unit which includes cash such that if all the outstanding Units were sold for that price per Unit, the total amount of cash received for all the Units would be at least equal to the total amount contributed by all the Members for their Units or contributed by Members to the capital of the Company without the issuance of Units (valuing (x) shares of CVG common stock contributed in accordance with the Capital Contribution Agreement at $0.15 per share, (y) 9% Notes contributed to the Company by TCF III in accordance with Paragraph 7.2 of the Capital Contribution Agreement at 23.0364% of (A) the principal amount of the 9% Notes being contributed by TCF III, minus (B) the principal amount of the 9% Pass-Through Notes of GVI which Thayer is required to contribute to the Company on the same day as the contribution of the 9% Notes, and (z) 9% Pass-Through Notes of GVI contributed to the Company in accordance with Paragraph 7.2 of the Capital Contribution Agreement at 23.0364% of their principal amount), treating as part of the sale price any amount the purchaser will pay or provide to CVG for the immediate purchase or payment of principal of Senior Subordinated Notes for their full principal amount plus all accrued interest if the proceeds of the purchase or payment of principal are distributed to the Members prior to the sale, the

Transferring Member may under the circumstances described in Paragraph 7.5.2, require all the other Members to include all their Units in the Take Along Sale.

     7.5.2     a.     In order to require all the Members to include their Units in a sale, the Transferring Member or Transferring Members must deliver to each of the Members a notice (a “Take Along Notice”) (i) stating that the Transferring Member or Transferring Members propose to attempt to arrange a Take Along Sale for a price per Unit at or above the price per Unit specified in the Take Along Notice, (ii) granting the other Members the option (an “Alternate Purchase Option”) to purchase all (but not less than all) the Units owned by the Transferring Member or Transferring Members for the price per Unit specified in the Take Along Notice, and (iii) stating that if the Alternate Purchase Option is not exercised, the Transferring Member or Transferring Members will require all the Members to include all their Units in the Take Along Sale described in the Take Along Notice.

                  a.     In order to exercise an Alternate Purchase Option, a Member must give a notice of exercise to the Transferring Member (or, if there is more than one, to any of the Transferring Members) not more than 20 days after the Take Along Notice is given. If more than one Member exercises an Alternate Purchase Option, the exercising Members will purchase the Units owned by the Transferring Member or Transferring Members in proportion to the numbers of Units the exercising Members already own.

                  b.     In none of the Members exercises the Alternate Purchase Option, and if a Take Along Sale to which the Take Along Notice relates is completed within 180 days after the Alternate Transaction Option expires on terms which are not more favorable to the purchaser than those described in the Take Along Notice, all the Members will be required to include their Units in the Take Along Sale.

     7.5.3   If holders of Units are required under Paragraph 7.5.1 and 7.5.2 to include their Units in a sale (i) each holder of Units will receive the same consideration per Unit as each other holder of Units, (ii) if any holders of Units are given an option relating to the consideration to be received, each holder of Units will be given that same option, (iii) if any of the consideration is other than cash, each type of consideration will be allocated among the Members as nearly as practicable in proportion to the respective numbers of Units they sell, and (iii) if any of the consideration is subject to escrow or a future contingency, the amount subject to escrow or contingency will be allocated among all the Unit holders in proportion to the respective numbers of Units they sell.

     7.5.4   If a Transferring Member exercises a Take Along Right and the Units the Transferring Member proposed to transfer are not purchased through exercise of a Purchase Option, each of the other Members will execute, at the request of the Transferring Member, a purchase agreement and other documents which are requested by the purchaser and are substantially identical with the purchase agreement and other documents executed by the Transferring Member, and will cooperate in all other respects to cause the sale of all the Units to be completed without delay.

     7.5.5   If a Transferring Member gives, or is one of the Transferring Members which gives, a Take Along Notice, and no Member exercises the resulting Alternate Purchase Option, but no sale subject to Paragraph 7.5.2.c is completed within the applicable 180 day period described in Paragraph 7.5.2.c., that Transferring Member may not give another Take Along Notice until at least nine months after the earlier of (i) the day the 180 day period expired or (ii) such earlier day as is the day on which the Transferring Member (or, if more than one

Transferring Member gave the Take Along Notice, all those Transferring Members) notifies all the other Members that the Transferring Member, or Transferring Members, have discontinued their efforts to complete a sale which would be subject to Paragraph 7.5.2.c., and that no Member will have any obligations as a result of the Take Along Notice which had been given.

ARTICLE 8
SALE OF CVG

   8.1     Right to Compel Sale of CVG.

             8.1.1 If after April 30, 2003, a Member (the “Proposing Member”) sends each of the other Members a notice (a “Required Sale Notice”) in which the Proposing Member (i) states that the Proposing Member proposes to attempt to arrange a transaction (a “Required Company Sale”) in which CVG would be sold to persons who are not Members or affiliates of Members, for a sale price that includes cash allocable to the shares of CVG Stock owned by the Company that is at least equal to the total amount contributed by all the Members for their Units or contributed by Members to the capital of the Company without the issuance of Units (valuing (x) shares of CVG common stock contributed in accordance with the Capital Contribution Agreement at $0.15 per share, (y) 9% Notes contributed to the Company by TCF III in accordance with Paragraph 7.2 of the Capital Contribution Agreement at 23.0364% of (A) the principal amount of the 9% Notes being contributed by TCF III, minus (B) the principal amount of the 9% Pass-Through Notes of GVI which Thayer is required to contribute to the Company on the same day as the contribution of the 9% Notes, and (z) 9% Pass-Through Notes of GVI contributed to the Company in accordance with Paragraph 7.2 of the Capital Contribution Agreement at 23.0364% of their principal amount), treating as part of the sale price any amount the purchaser will pay or provide to CVG for the immediate purchase or payment of principal of Senior Subordinated Notes for their full principal amount plus all accrued interest if the proceeds of the purchase or payment of principal are distributed to the Members prior to the sale, and on any other applicable terms described in the Required Sale Notice, and (ii) grants each of the other Members an Alternate Purchase Option with regard to the Units owned by the Proposing Member, which Alternate Purchase Option will be on the terms described in Paragraph 7.5.2, except that the exercise price per Unit of the Alternate Purchase Option will be equal to (x) the total purchase price to be paid for CVG as set forth in the Required Sale Notice which is allocable to shares of CVG stock owned by the Company, divided by (y) the total number of Units which are outstanding on the day the Required Sale Notice is given, unless one or more Members exercise the Alternate Purchase Option, CVG and all the Members will be required to cause CVG to be sold to the proposed purchaser as described in Paragraph 8.1.2.

             8.1.2 If none of the Members exercises an Alternate Purchase Option granted in a Required Sale Notice, the Proposing Member who gave the Required Sale Notice may require that CVG be sold in a transaction which is completed within 180 days after the Alternate Purchase Options granted in the Required Sale Notice expire, at a price which is no lower, and on other terms which are no less favorable to the seller, than those described in the Required Sale Notice, and the Company and each of the Members will do, and will cause CVG and its subsidiaries to do, all reasonable things, including signing purchase agreements with customary terms (and, if the Members must sign purchase agreements, with terms which are identical with those in a purchase agreement signed by the Proposing Member) and voting all their CVG shares to permit the transaction required by the Proposing Member to be completed.

             8.1.3 No Member, and no affiliate of a Member, may receive a fee or other compensation for arranging a sale of CVG which takes place in accordance with the requirements of this Article 8.

             8.1.4 If a Proposing Member gives a Required Sale Notice and no Member exercises the resulting Alternate Purchase Option, but no sale subject to Paragraph 8.1.2 is completed within the 180 day period described in Paragraph 8.1.2, that Transferring Member may not give another Required Sale Notice until at least nine months after the earlier of (i) the day the 180 day period expired or (ii) such earlier day as is the day on which the Proposing Member notifies all the other Members that the Proposing Member has discontinued its efforts to complete a sale which would be subject to Paragraph 8.1.2, and neither the Company nor any of the Members will have any obligations as a result of the Required Sale Notice which the Proposing Member had given.

ARTICLE 9
INFORMATION ABOUT THE COMPANY

   9.1     Right to Information. Subject to Paragraph 9.3, any Member will be entitled at any time during normal business hours to have access to the properties, books and records of the Company and its subsidiaries.

   9.2     Information about CVG and Its Subsidiaries. Any time the Company receives from CVG or one of its significant subsidiaries a financial statement, booking report, financial report, management report, annual budget or auditor’s management letter relating to CVG or any of its significant subsidiaries, any other detailed information concerning significant aspects of the business of CVG or any of its significant subsidiaries, or a copy of any document filed by CVG with the Securities and Exchange Commission, the Company will promptly send a copy of that financial statement or document to each Member which holds 5% or more of the outstanding Units. The Company will do all reasonable things in its power to cause CVG to prepare and deliver to the Company monthly unaudited consolidated and consolidating balance sheets, statements of income and cash flows, unaudited quarterly consolidated and consolidating balance sheets, income statements and statements of cash flow, and audited annual consolidated financial statements, each of which will be prepared in accordance with GAAP consistently applied.

   9.3     Confidentiality. (a) Each Member will, and will cause its representatives to, hold in confidence all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries, and all information contained in materials provided to the Member in accordance with Paragraph 9.2, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Member from a third party which, insofar as the Member is aware, is not under an obligation to the Company or to a subsidiary to keep the information confidential, (iii) was known to the Member before it was made available to the Member or its representative by the Company or a subsidiary, or (iv) otherwise is independently developed by the Member.

ARTICLE 10
MEMBERS

   10.1     Admission to Membership. No person will become a Member unless that person is shown as an owner of Units on the books of the Company. No person may resign as a Member while that Member holds Units. A person which acquires Units from the Company will become a Member when the person acquires those Units and executes a copy of this Agreement. A person will cease being a Member when that person disposes of all the Units the person owns and the disposition of those Units is registered on the books of the Company. No person to whom Units are transferred by a Member will become a Member (i) unless the transfer was made as permitted by Article 7, (ii) until the transfer is recorded on the books of the Company, and (iii) until the person to whom the Units are transferred agrees to be bound by all the provisions of this Agreement which were applicable to the Member from which the person acquired the Units and either executes a copy of this Agreement or executes a separate document in which the person agrees to be bound by all those provisions of this Agreement to the same extent as though the person had executed this Agreement.

   10.2     Voting Limited to Members. Notwithstanding anything in Article 3, (i) Units shown on the books of the Company as being owned by a person who is not a Member may not be voted unless and until the registered owner becomes a Member as provided in Paragraph 10.1 or the Units are transferred to a Member or to a person who becomes a Member as provided in Paragraph 10.1 and (ii) in determining the number of outstanding Units of a class for the purpose of determining whether matters voted upon by the holders of Units have been approved, Units shown on the books of the Company as being owned by persons who are not Members will not be treated as being outstanding.

   10.3     Preemptive Right. If the Company proposes to issue additional Units, or securities which are convertible into or exchangeable at the holder’s option for Units, other than as contemplated by the Capital Contribution Agreement and other than under a plan which will permit members of the management of CVG to purchase up to 300,000 Units for at least $1 per Unit, at least 30 days before the Company issues those Units or other securities, the Company will notify each Member of the Company’s intention to issue the Units or other securities and the sale price and other terms on which the Company proposes to issue them, and the Company will give each Member the right (a “Preemptive Right”) to purchase, for the sale price and on the other terms specified in the notice, a portion of the Units or other securities which the Company proposes to issue which is the same percentage of all the Units or other securities which the Company proposes to issue that the number of Units held by the Member is of all the Units which are outstanding in the day the Company gives the notice. If a Member receives a Preemptive Right, the Member may exercise the Preemptive Right by a notice given to the Company not later than 5:00 p.m. New York City time on the thirtieth day after the day on which the Company notifies the Member of the Company’s intention to issue the Units or other securities which are the subject of the Preemptive Right. If a Member does not exercise a Preemptive Right within the 30 day period applicable to it, the Preemptive Right will terminate as to that Member, and the Company may, at any time within 90 days after the day on which the Company notified the Member of the Preemptive Right, issue the Units or other securities which were the subject of the Preemptive Right free of any preemptive rights for the sale price and on the other terms specified in the notice to the Member.

   10.4     Right to Purchase CVG Shares. If CVG or the Company proposes to sell to any Member (an “Acquiring Member”) shares of CVG Common Stock or other equity or debt securities, or options or convertible or exchangeable securities which may entitle the holders to acquire CVG Common Stock or other equity or debt securities of CVG (CVG Common Stock and those other equity or debt securities together being “CVG Securities”), at least 30 days before CVG or the Company sells the CVG Securities to the Acquiring Member, the Company will, or will cause CVG to, (i) notify each of the Members other than the Acquiring Member of the proposed sale and (ii) grant each of the Members other than the Acquiring Member an option (a “CVG Securities Purchase Option”) to purchase from the Company or CVG, as the case may be, at the same time, at the same price, and on the same terms, as those relating to the sale by the Company or CVG to the Acquiring Member, a number or principal amount of CVG Securities which is the same percentage of the number or principal amount of CVG Securities the Company or CVG is selling to the Acquiring Member that the number of Units held by the Member to which the CVG Securities Purchase Option is granted is of the number of Units held by the Acquiring Member. In order to exercise a CVG Securities Purchase Option, a Member must give a notice of exercise to the Company or CVG, as the case may be, not later than 10 days after the Member receives the notice which contains the grant of the CVG Securities Purchase Option. If a Member does not exercise the CVG Securities Purchase Option within that 10 day period, the Member will have no right to purchase CVG Securities as a result of the sale to the Acquiring Member or to object to the sale to the Acquiring Member.

ARTICLE 11
TAX MATTERS

   11.1     Tax Information. As soon as practicable, and in any event within 120 days after the original due date of the Company’s Federal income tax return for a Fiscal Year, the Company will provide to each person shown on its books as being an owner of Units a copy of the Company’s return and a statement on Form K-1 or another applicable form of that person’s distributive share of the Company’s income, gains, losses, deductions and credits for that Fiscal Year. The Company also will provide any other information reasonably requested by a holder of Units to enable the holder to complete the holder’s tax returns.

   11.2     Tax Matters Member. Three Cities Fund III, L.P. is designated as the Tax Matters Member (and the “tax matters partner” as defined in Section 6231(a)(7) of the Code) with respect to the Company. If at any time Three Cities Fund III, L.P. ceases to be a Member, the Member which holds the largest number of Units will become the Tax Matters Member. The Tax Matters Member will (i) cause to be prepared and sign all tax returns of the Company and (ii) manage all administrative tax proceedings conducted at the Company level by the Internal Revenue Service or any state, local or foreign taxing authority with respect to the Company. Any Member has the right to participate in administrative tax proceedings related to the determination of tax items at the Company level. Expenses of administrative tax proceedings undertaken by the Tax Matters Member will be paid for by the Company. Any Member which elects to participate in those proceedings will be responsible for any expenses it may incur. After taking into account the respective interests and tax status of each of the Members (insofar as the Tax Matters Member is aware of them) and of the Company, the Tax Matters Member (i) may make, or refrain from making, any income or other tax elections for the Company which it deems necessary or advisable (and the Tax Matters Partner will make an election under Section 754 of the Code at the request of any Member) and (ii) will take all other action contemplated to be taken by it pursuant to Code Sections 6221 and through 6231. Notwithstanding the foregoing, the Tax Matters Member will not make any income or other tax elections or take any actions that (or fail to make such elections or to take such actions, if the failure would) jeopardize the treatment of the Company as an entity which is not taxed as a corporation.

   11.3     Election to be Treated as a Partnership for Tax Purposes. If under Regulations or other administrative rules the Company is permitted to elect to be treated as a partnership, the Tax Matters Member will make the permitted election for the Company to be, or to continue to be, treated as a partnership for Federal income tax purposes. Each Member consents to any election by the Tax Matters Member for the Company to be treated as a partnership for Federal income tax purposes and each Member will take any actions reasonably requested by the Company to satisfy the requirements of any applicable Regulations or rules.

   11.4     Withholding. The Company will comply with all applicable withholding requirements imposed under the Code and the Regulations, and any withholding taxes paid by the Company with respect to distributions to a Member will be deemed to be cash distributions made to that Member.

   11.5     UBTI and Effectively Connected Income. The Company will conduct its activities in such a manner that the Company will not (i) recognize or incur any item of gross income that would be included in UBTI by any Member (or by any entity or person which directly or indirectly owns an interest in any Member); (ii) not incur indebtedness for borrowed money or guarantee any debt obligations of another party;(iii) not be treated as engaging in a U.S. trade or business or recognizing or incurring any income that is “effectively connected” with a U.S. trade or business, all within the meaning of either section 864(b) or 882(a)(1) of the Code; and (iv) not be treated as engaging in a commercial activity or recognizing income from the conduct of a commercial activity, all within the meaning of section 892(a)(2) of the Code. For the purposes of this Paragraph 11.5, the term “Company” includes the Company and any of its subsidiaries, except subsidiaries that are taxed, for Federal income tax purposes, as C corporations.

ARTICLE 12
TERMINATION

   12.1     Events of Dissolution. The Company will be dissolved upon the occurrence of any of the following events (“Dissolution Events”):

             12.1.1 The Members vote for dissolution after a Board determination that the Company should be dissolved that is made in accordance with Paragraph 5.5.2;

             12.1.2 The resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any event (other than a transfer of Units permitted by Article VII) that terminates the continued membership of a Member (each of those being a “Membership Termination Event”), without any further action by the Members, except that a Membership Termination Event will not be a Dissolution Event, and the Company will not be dissolved, if the Company is continued by the consent of holders of a majority of the Units held by Members, other than the Member which was the subject of the Membership Termination Event, given within 90 days after the Membership Termination Event; or

             12.1.3 The entry of a decree of judicial dissolution under Section 18-802 of the Act or any other event relating to the Company which causes it to be dissolved under the laws of the State of Delaware.

             12.1.4 The Company no longer owns either (i) shares of, or other equity interests in, CVG or a successor entity or (ii) debt securities of CVG or a successor entity (whether because of sale of debt securities, repayment of debt securities or otherwise).

   12.2     Liquidation. Upon the occurrence of a Dissolution Event, the Company will be liquidated and its affairs will be wound up. All proceeds from the liquidation will be distributed as follows (except as otherwise required by Section 18-804 of the Act):

             12.2.1 First, to the payment of the debts and liabilities of the Company and the expenses of liquidation.

             12.2.2 Second, to the establishment of any reserves which the Board deems reasonably necessary with regard to contingent or unmatured liabilities or obligations of the Company. Those reserves may be paid to a liquidating agent to be applied to the payment of those obligations and liabilities and, to the extent not required for that purpose, to be distributed to the Members.

             12.2.3 Third, the remainder to the Members in proportion to the respective numbers of Units held by each of them.

   12.3     Final Financial Statements. If the Company is dissolved, prior to any liquidation, the Company will send to the Members financial statements of the Company and its subsidiaries relating to the period from the date of the last financial statements which had been sent to the Members to the date of dissolution.

   12.4     Certificate of Cancellation. Upon the completion of the distribution of the Company’s assets, the Company will be terminated, all Units will be cancelled, and the Members will cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

   12.5     Liability for Return of Capital Contributions. No Member will be personally liable for the return of the Capital Contribution of any other Member. Subject to the provisions of this Paragraph 12.5, the only right of a Member upon dissolution of the Company will be to receive distributions under this Article 12.

ARTICLE 13
INDEMNIFICATION

   13.1     Indemnity. Subject to the provisions of Paragraph 13.4, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that the person is or was a Member (other than an action, suit or proceeding brought against a Member by another Member or an affiliate of another Member), a Director, an employee or an agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

   13.2     Indemnity for Actions By or In the Right of the Company. Subject to the provisions of Paragraph 13.4, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a, a Director, an employee or an agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action, suit or proceeding if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which the person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

   13.3     Indemnity if Successful. The Company will indemnify any present or former Member, Director, employee or agent of the Company against all expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense of any action, suit or proceeding referred to in Paragraph 13.1 or 13.2 or in the defense of any claim, issue or matter, if the person or entity is successful on the merits or otherwise.

   13.4 Expenses.     Any indemnification under Paragraph 13.1 or 13.2, as well as any advance payment of expenses permitted under Paragraph 13.5, unless ordered by a court or advanced pursuant to Paragraph 13.5, may be made by the Company only as authorized in the specific case upon a determination that indemnification is proper under this Article 13. The determination must be made:

             13.4.1 by the vote of a majority of the Directors (“Disinterested Directors”) who are not parties to the action, suit or proceeding and were not nominated by (i) the same Member that nominated one or more Directors who are parties to the action, suit or proceeding, or (ii) by a Member that itself is a party to the action, suit or proceeding, if the Disinterested Directors constitute a quorum of the Board;

             13.4.2 if the Disinterested Directors do not constitute a quorum of the Board, in a written opinion by independent legal counsel selected by the Disinterested Directors; or

             13.4.3 by the Members who were not parties to the action, suit or proceeding.

   13.5     Advance Payment of Expenses. The expenses of Members, Directors, employees or agents incurred in defending a civil or criminal action, suit or proceeding with regard to which they may be entitled to indemnification under Paragraph 13.1 or 13.2 may be paid by the Company, if the Board authorizes it to do so, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member, Director, employee or agent to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which a person may be entitled under any contract or otherwise by law.

   13.6     Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in this Article 13 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of Members, action of the Board, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding the person’s office, except that indemnification, unless ordered by a court, may not be made to or on behalf of any Member,

Director, employee or agent if a final adjudication establishes that the person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and continues for a person who has ceased to be a Member, Director, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person; and does not preclude the Board from authorizing the Company to advance expenses to employees of the Company in its sole discretion.

   13.7     Indemnity from other Persons. If any person who is entitled to indemnity under this Article is entitled to indemnity from CVG with regard to the matter as to which the person is entitled to indemnity under this Article, the person will seek indemnity from CVG before seeking indemnity from the Company, and the person will only be entitled to indemnity from the Company to the extent the person was not able to obtain full indemnity from CVG.

ARTICLE 14
OBLIGATIONS OF DIRECTORS

   14.1     Fiduciary Duties. Subject to, and as limited by, the provisions of Paragraph 14.2, the Directors of the Company, in the performance of their duties as such, will owe the Members duties of loyalty and due care of the type owed by the directors of a corporation to the stockholders of that corporation under the laws of the State of Delaware. The obligations of the officers, if any, in the performance of their duties will be the same as the obligations of persons holding similar offices in a corporation under the laws of the State of Delaware.

   14.2      Investment Opportunities and Conflicts of Interest.

             14.2.1 Each of the Members expressly acknowledges that (a) each of the Members and its officers, directors, security holders, partners, members, managers, agents, employees and affiliates (including the Members’ respective nominees who are serving on the Board) (i) may engage or invest in, own or manage, independently or with others, any business of any type or description, including without limitation those that might be in direct or indirect competition with CVG (an “Other Business”), (ii) will not be prohibited from pursuing for themselves or entities with which they are affiliated or which they advise investments of a type which might be suitable for the Company or for a company in which the Company has an interest (including CVG) and will not be obligated to inform the Company or its Board of directors of the investment, (iii) will not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken advantage of by the Company, and (iv) will have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity or prospective economic advantage to persons other than the Company, (b) neither the Company nor any other Member will have any right in or to any interest or participation in any Other Business as a result of the participation in that Other Business of any of the Members or any of the officers, directors, security holders, partners, members, managers, agents, employees or affiliates of any of the Members or any of their respective affiliates (including the Members’ respective nominees who are serving on the Board), and (c) the involvement of the Members or any of the officers, directors, security holders, partners, members, managers, agents, employees or affiliates of any of the Members or any of their respective affiliates (including the Members’ respective nominees who are serving on the Board) in any Other Business will not constitute a conflict of interest by any of those persons with respect to the Company, any of its subsidiaries, any of its Members or any of their respective affiliates.

             14.2.2 Each of the Members expressly acknowledges that any of the Members and any of their officers, directors, security holders, partners, members, managers, agents, employees and affiliates, may pursue, facilitate, provide or otherwise participate in, and consummate an alternative financing of the type described in Paragraph 8.2 of the Note Purchase Agreement

ARTICLE 15
LIMITATIONS OF LIABILITY

   15.1     Limitation of Liability of Directors. No Director will have any personal liability to the Company or the Members for monetary damages for breach of fiduciary duty as a Director, except that this Paragraph 15.1 will not eliminate the liability of a Director, (i) for any breach of the Director’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Director derived an improper personal benefit.

   15.2     Limitation on Liability of Members. No Member will be obligated personally for any obligations or liabilities of the Company solely by reason of being a Member of the Company, nor will any Member be required to make any capital contribution to the Company.

ARTICLE 16
GENERAL

   16.1     Amendments. This Agreement may be amended by, but only by, both (i) the vote of the Board and (ii) the vote of holders of Units required by Paragraph 3.5.5.

   16.2     Notices. Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which it is mailed by registered mail, return receipt requested, from within the United States of America, if to the Company, addressed to the principal office of the Company, if to a Member, addressed to that Member at the address shown on the Unit register maintained by the Company and if to a Director, at the address given by the Director to the Company as the address to which notices and other communications should be sent.

   16.3     Captions. The captions of the articles and paragraphs of this Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement.

   16.4     Governing Law. This Agreement will be governed by, and construed under, the laws of the State of Delaware.

   16.5     Jurisdiction. Each Member agrees that any action or proceeding relating to this Agreement or any matter arising under it may be brought in any Federal or state court sitting in the State of Delaware in the United States of America and each of them (i) consents to the jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to have the venue of any such action or proceeding changed because of inconvenience of the forum or otherwise (except that nothing in this Paragraph will prevent a Member from removing an action from a state court sitting in the State of Delaware to a Federal court sitting in that state), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

   16.6     Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the Members and some of which may contain facsimile copies of pages signed by some of the Members. Each of those counterparts will be deemed an original, but all of them together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement, intending to be legally bound by it, as of the day shown on the first page.

CVG Investment LLC

By: /s/ Jeanette Welsh

Three Cities Fund III, L.P. By: TCR Associates III, L.L.C. General Partner By: TCR GP. L.L.C. Managing Member

By: /s/ William de Vogel

Managing Member

GV Investment LLC

By: /s/ Jeanette Welsh

Thayer Equity Investors III, L.P. By TC Equity Partners, L.L.C.’ Its general partner

By: /s/ Daniel Raskas

/s/ Frederic V. Malek
Frederic V. Malek

SCHEDULE 1

Holder	Consideration	Number of Units Purchased
Three Cities Fund III, L.P. Thayer Equity Investors III, L.P.	$8,000,000 $2,000,000	8,000,000 2,000,000